Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE
Between
SYSTEMAX INC.
And
ROBERT DOOLEY

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS AND A WAIVER OF ALL RIGHTS TO MAKE A CLAIM AGAINST THE EMPLOYER INCLUDING THE CLAIM THAT YOU HAVE BEEN DISCRIMINATED AGAINST BECAUSE OF YOUR AGE. DO NOT SIGN THIS AGREEMENT IMMEDIATELY. YOU HAVE FORTY FIVE (45) DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT TO DECIDE WHETHER OR NOT YOU WISH TO SIGN IT. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. YOU MAY REVOKE THIS AGREEMENT WITHIN 7 BUSINESS DAYS AFTER SIGNING IT BY NOTIFYING THE COMPANY IN WRITING. NOTICE OF REVOCATION SHOULD BE SENT TO SYSTEMAX INC., 11 Harbor Park Drive, Port Washington, NY 11050 ATTENTION: General Counsel. IF YOU REVOKE THIS AGREEMENT, THE AGREEMENT SHALL BE TERMINATED IN ITS ENTIRETY AND YOU WILL NOT RECEIVE THE BENEFITS SET FORTH HEREIN.

           THIS AGREEMENT AND GENERAL RELEASE is made and entered into between ROBERT DOOLEY (“You") and SYSTEMAX INC. (the “Company"), with respect to your termination of employment with the Company. You and the Company agree as follows with respect to your termination of employment:

           1.  References to the Company when used in this Agreement and General Release shall include SYSTEMAX INC., its parent, divisions, subsidiaries and affiliates, its and their predecessors, successors or assigns, and their respective trustees, directors, officers, employees, agents and representatives.

           2.  The references to "You" and "Your" in this Agreement and General Release refer to Robert Dooley. They also mean anyone acting on Your behalf, which includes Your heirs, Your executors, Your administrators, Your successors and Your assigns.

           3.  The Company is entering into this agreement to resolve all matters of dispute or potential dispute with You arising out of and relating to Your employment and termination of employment, and to compensate You for the release and waiver of rights set forth below.

           4.  You acknowledge that You have reviewed each and every word of this Agreement to be sure that You understand the Agreement's full effect. You acknowledge that You have taken adequate time to do so thoroughly and carefully, and that the Company has given You the opportunity by the Company to engage in this review independently, in consultation with an attorney freely chosen by You, and with Your family, which You have been encouraged to do so. You acknowledge that neither the Company nor its employees, agents, representatives or attorneys, made any representations concerning the terms or effects of the Agreement other than those stated in the Agreement.

           5.  This Agreement constitutes the entire Agreement between You and the Company with respect to all matters covered in this Agreement or relating to Your employment or termination of employment with the Company. No other promises have been made. This Agreement and the Employee Agreement supersede any other agreements between the Company and You. This Agreement may not be changed orally.

           6.  By affixing its signature to this Agreement, the Company does not acknowledge any violation of any federal, state, or local law, ordinance, rule, or regulation or common law requirement, duty or obligation, or contract, and affirmatively states that it has not violated same.

           7.  This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

           8.  You acknowledge and agree that Your employment with the Company will be permanently and irrevocably terminated, effective March 5, 2004 (the "Termination Date"). In addition, effective as of the Termination Date, You acknowledge and agree that You will resign your position (a) as an officer of the Company (namely, Senior Vice President, Sales and Marketing), (b) as a member of the Company's Board of Directors and (c) as an officer and director of the Company's subsidiaries.

           9.  In consideration for Your obligations under the terms of this Agreement, the Company agrees to pay You as severance pay, following the Termination Date, a total of $867,665.16 (equaling thirty (30) months base salary). This payment shall be subject to all regular and customary payroll taxes and deductions (insurance, FICA, Federal and State withholdings). The payment shall be made in regular bi-weekly installments beginning on the first regular Company payday following the Termination Date provided You have executed this Agreement and have not exercised Your right to terminate this Agreement within seven days of its execution. The Company shall make said payments by check mailed to You at Your home address on the employment records of the Company, or by direct deposit into a bank account you designate. No accrued vacation time shall be paid to You nor shall additional vacation time accrue as a result of the severance payments paid to You.

           9A.  Your stock option agreements with the Company are hereby amended as follows: any Company stock options previously granted to You which have not previously been terminated, surrendered or exercised shall be fully exercisable, in whole or part, beginning 7 business days following the date You sign this Agreement. All such stock options shall expire on March 31, 2005. All other terms of Your stock option agreements with the Company shall remain unchanged.

           10.  For eighteen (18) months following the Termination Date the Company will continue to provide You with medical coverage under COBRA on the same terms and with the same contribution requirements as Company employees. Thereafter, for twelve (12) months the Company will pay You an amount per month equal to the monthly amount that was required to be paid to continue your medical coverage under COBRA.

           10A.  You may retain for Your personal use, the Company car (BMW Model M5 VIN# WBSDE93482CF90788) which the Company leases for You until the expiration of the car lease on March 6, 2006 at which time you shall surrender this car to the Company for return to the Lessor.

           10B.  Following the severance payment period You shall have the option convert your group life insurance policy to an individual policy.

           11.  You acknowledge that the Company is not otherwise obligated to pay You severance pay or pay in lieu of notice in the amount set forth in paragraph 9 above, and that the Company's obligations as set forth in paragraph 9 arise solely out of this Agreement and are in consideration for Your promises set forth herein, and that those obligations do not arise out of any other agreement with or obligation of the Company.

           12.  The Company shall have no duties or liabilities towards You except as set forth herein.

           13.  You hereby release and discharge the Company from any and all claims You may have against the Company at the time of the execution of this Agreement arising out of Your employment with the Company, or Your termination of employment, or performance of services for the Company. This release includes, but is not limited to, any claims relating to a wrongful, premature or discriminatory termination of Your employment, or discriminatory terms and conditions of employment, and any claims arising under the Age Discrimination in Employment Act, the Civil Right Acts of 1866, 1871, 1964 and/or 1991, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the National Labor Relations Act, the New York Human Rights Law, and/or any other federal, state, or local laws or regulations prohibiting discrimination on the basis of age, race, color, creed, national origin, sex, sexual orientation, marital status, or any other form of illegal discrimination. This release and waiver of claims also includes any claims under any other federal, state or local law, tort or breach of contract or common law, infliction of emotional distress, or for attorneys fees, or other injury.

           14.  You expressly acknowledge that the release and waiver of claims set forth above includes all claims that have arisen up to the date this Agreement, whether or not such claims have been asserted and whether or not such claims are known to You at the time of the making of this Agreement.

           15.  You agree not to file any claim or participate as a party in any lawsuit for any claim waived in paragraphs 13 and 14, nor to seek or obtain any personal monetary benefits or equitable relief from the Company in any individual lawsuit, class action lawsuit or other legal proceeding brought by others against the Company for any reason.

           16.  For a period of thirty (30) months following the Termination Date (the "Non-Compete Period"), You hereby covenant and agree that You will not, directly or indirectly, anywhere in North America and Europe (the "Territory"), (i) compete, directly or indirectly, as an officer, director, shareholder, partner, investor, agent, employee, consultant, advisor or otherwise, with the Company in the business or activities in which the Company is now engaged; (ii) directly or indirectly, on Your own behalf or on behalf of or as an officer, director, shareholder, partner, investor, agent, employee, consultant, advisor or otherwise, of any other person or entity, contact or approach any person or business, wherever located, for the purpose of competing with the Company's business, in the Territory; or (iii) participate as an officer, director, shareholder, partner, investor, agent, employee, consultant, advisor or otherwise, or have any other direct or indirect financial interest in, any enterprise which engages in the Company's business in the Territory; provided, however, that You may own up to two (2%) percent of the capital stock of any corporation (other than the capital stock of the Company as to which this clause (iii) shall not apply), required to file reports pursuant to the Securities Exchange Act of 1934. For purposes of this paragraph (a) the "Company" shall be deemed to include Systemax Inc. and its subsidiaries and affiliated companies including but not limited to Global Computer Supplies Inc. and (b) the "Company's business" shall be deemed to be the advertising, marketing, distribution, sale and/or manufacture of personal computers, computer related accessories and supplies and/or industrial products by means of any medium including, but not limited to, broadcast, cable or satellite television, radio, print or the Internet.

           16A.  You agree not to hire, attempt to hire or solicit the employment of any employee or officer of the Company or affiliate of the Company on behalf of yourself or any person, firm or corporation, or otherwise interfere with the employment relationship between the Company and any employee of the Company for a period of thirty (30) months from the date hereof.

           17.  You agree that You will keep the terms and amount and fact of this Agreement completely confidential, and that You will not hereafter disclose any information concerning this Agreement to any person other than Your present attorneys, accountants, tax advisors, or immediate family. This provision shall not apply to any action by You to enforce the terms of this Agreement, to report your income to the Internal Revenue Service, nor prevent any disclosure required by law including, but not limited to, regulations under federal and state securities laws.

           18.  You agree not to disclose directly or indirectly to any person at any time following your termination of employment by the Company any knowledge or information not generally available to the public regarding the Company's methods, systems (including management information systems), trade secrets, customer information, supplies, pricing, business strategy or other private or confidential matters which You acquired during the course of Your employment.

           19.  During the severance payment period You agree to fully cooperate with the Company and to use your best efforts during normal business hours to answer any questions any Company representative may have concerning the Company's operations. In addition, during the severance period You agree not to defame or otherwise make any public statement regarding the Company or any director, officer or employee thereof which would materially injure the reputation of the Company or such director, officer or employee.

           20.  In the event You breach this Agreement the Company shall discontinue any and all severance payments payable under this Agreement and You shall refund to the Company any and all severance payments and other consideration (including payments relating to medical coverage and car lease) previously made to You, or for your benefit, under this Agreement. In addition, in the event You breach this Agreement the Company shall be entitled to (a) both a preliminary and permanent injunction in order to prevent a further breach of this Agreement, and (b) money damages in so far as they can be determined.

SYSTEMAX INC. BY: /s/ Steven Goldschein	/s/ Robert Dooley ROBERT DOOLEY ______________________ Address

Date: March 5, 2004	Date: March 5, 2004